Exhibit 23.3

August 29, 2007

Michael S. Hasley

Chief Financial Officer

BlueArc Corporation

50 Rio Robles Drive

San Jose, California 95134

Dear Mr. Hasley:

We hereby consent to the inclusion in the Registration Statement on Form S-1 of BlueArc Corporation (“BlueArc”) for the registration of shares of its common stock (together with any amendments thereto, the “Registration Statement”) of references to our firm and to our valuation analyses with respect to the common stock of BlueArc, and also to the reference to our firm under the heading “Experts” in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Cerian Technology Ventures, LLC

By:	/S/ BRIAN B. SAGI
Name:	Brian B. Sagi
Title:	President & CEO